Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	March 13, 2023
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ENTERS INTO NEW REVOLVING CREDIT AGREEMENT

FREEHOLD, NJ, March 13, 2023 ........ UMH Properties, Inc. (NYSE: UMH), announced that on March 9, 2023, it entered into a $30 million revolving line of credit with Triad Financial Services secured by rental homes and rental home leases.

Samuel A. Landy, President and Chief Executive Officer commented, “UMH is pleased to announce our new rental facility with Triad Financial Services that provides an attractive source of funding for the purchase of new rental homes. Over the past few years, we have worked to obtain acceptance of our rental home business model from our investors, government sponsored entities and our banks. We are proud of the progress that we have made and look forward to growing these programs with our lending partners in the future.

“Rental homes in manufactured housing communities are the best way to provide the Nation with quality affordable housing. UMH currently owns over 10,000 rental homes and we anticipate adding 800 or more rental homes to our portfolio on an annual basis. These homes improve the quality of our communities, improve our operating performance and provide a positive social impact. We currently have over 1,000 homes in inventory at locations with strong demand. As we occupy these units, revenue and NOI will increase resulting in per share earnings accretion.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities with approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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